Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports FY2011 First Quarter Financial Results

EXTON, PA - (PR Newswire - First Call – September 14, 2010) - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced financial results for the fiscal year 2011 first quarter ended July 31, 2010. For the first quarter, WPCS reported revenue of $28.9 million compared to $25.3 million for the same period a year ago, which represents an increase of approximately 14%.

In the first quarter, WPCS generated earnings before interest, taxes, acquisition-related contingent earn-out costs, and depreciation and amortization (EBITDA) of approximately $238,000. The company generated $1,272,000 in EBITDA for the same period a year ago. For the first quarter ended July 31, 2010, WPCS reported a net loss of approximately $376,000 or $0.05 per diluted share, compared to net income of $435,000 or $0.06 per diluted share for the same period a year ago.

Andrew Hidalgo, CEO of WPCS, commented, “In regards to our first quarter financial performance, most of our operation centers performed well but some not so well. Many operation centers generated encouraging results but from a consolidated perspective, the results were less than favorable. It is important to understand that the shortfall is specific to a few operation centers and not the company as a whole. The primary issue has been delays and competition in public service projects in the Florida and California markets. The gross margins for these projects are bid in the lower twenty percentile today due to increased competition. WPCS is capable of making a respectable profit with these margins but we depend on a higher volume of revenue to offset operating costs. In Florida and California this past quarter, project delays and competition caused us to fall short of revenue and profit projections. However, we are moving forward and getting these operation centers back to profitability in the near term. The fix has been determined and implemented. We have cut expenses where necessary to increase operational efficiency. In addition, in Florida and California, we are focusing on higher margin sectors like healthcare, energy and corporate enterprise. With these strategic adjustments, we believe these two operation centers will be profitable for the current fiscal year.”

Mr. Hidalgo continued, “Overall on a consolidated basis, we intend to produce profitable quarters for the balance of the fiscal year and conclude the year profitably. On a positive side, our operation centers in St. Louis, Trenton, Lakewood, Hartford, Seattle, China and Australia performed very well achieving solid earnings. Although projecting results in this economic environment is difficult due uncertain funding, WPCS has the bid opportunities and the backlog to achieve positive results. Our backlog of $41 million remained at a solid level and our bid list of $161 million displays a strong level of activity. Consolidated gross margin during the first quarter was 21% compared to 28% during the same period last year and compared to 23% in the previous quarter. These lower margins continue to reflect the competitive nature of project bids in the public services sector. However, most operation centers are doing very well from a gross margin perspective and we do have an opportunity to improve consolidated margins based on bids in higher margin markets. SG&A expense as a percent of revenue for the first quarter was approximately 21% compared to 23% for the same period last year. During the quarter, the company had additional corporate expenses that historically show up in the first quarter of each year and non-cash charges related to a previous acquisition. However, despite higher corporate expenses, SG&A expense as a percentage of revenue was lower due to overall cost containment measures. WPCS continues to maintain a healthy balance sheet with just under $4 million in cash, $26.6 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 21%. The company continues to be able to finance our growth internally.  In summary, the management team will continue to focus on improving our financial performance and navigate through this difficult economy. Our goal remains delivering better earnings for all our shareholders.”

As a reminder, there will be an investor conference call at 4:30 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. or 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH15631. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and entering 15631 # as the program identification number.

The attached press release includes financial measures that are not in accordance with GAAP, consisting of EBITDA. Management uses EBITDA to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. WPCS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as our management and to facilitate comparisons of this period's results with prior periods.  Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, WPCS has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.
___________________________________________________________________________________________

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
	Three Months Ended
	July 31,
	2010	2009

REVENUE	$28,852,498	$25,283,783

COSTS AND EXPENSES:
Cost of revenue	22,697,975	18,157,812
Selling, general and administrative expenses	5,916,327	5,853,484
Depreciation and amortization	734,615	649,944
Change in fair value of acquisition-related contingent consideration	63,052	-

Total costs and expenses	29,411,969	24,661,240

OPERATING (LOSS) INCOME	(559,471)	622,543

OTHER EXPENSE (INCOME):
Interest expense	54,635	62,360
Interest income	(10,069)	(1,919)

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(604,037)	562,102

Income tax (benefit) provision	(238,379)	238,082

NET (LOSS) INCOME	(365,658)	324,020

Net income (loss) attributable to noncontrolling interest	10,293	(110,897)

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS	$(375,951)	$434,917

Basic net (loss) income per common share attributable to WPCS	$(0.05)	$0.06

Diluted net (loss) income per common share attributable to WPCS	$(0.05)	$0.06

Basic weighted average number of common shares outstanding	6,954,766	6,942,266

Diluted weighted average number of common shares outstanding	6,954,766	6,959,883

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
ASSETS	2010	2010
	(Unaudited)
CURRENT ASSETS:

Cash and cash equivalents	$3,898,885	$5,584,309
Accounts receivable, net of allowance of $216,242 and $206,617 at July 31, 2010 and April 30, 2010, respectively	23,725,718	26,011,955
Costs and estimated earnings in excess of billings on uncompleted contracts	11,289,775	8,859,056
Inventory	2,656,256	2,720,052
Prepaid expenses and other current assets	1,434,945	848,626
Prepaid income taxes	453,659	-
Deferred tax assets	556,049	666,000
Total current assets	44,015,287	44,689,998

PROPERTY AND EQUIPMENT, net	6,576,475	6,468,787

OTHER INTANGIBLE ASSETS, net	1,899,991	2,112,058

GOODWILL	34,782,624	34,919,384

OTHER ASSETS	132,634	162,858

Total assets	$87,407,011	$88,353,085

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	July 31,	April 30,
	2010	2010
	(Unaudited)
CURRENT LIABILITIES:

Current portion of loans payable	$56,115	$63,683
Income taxes payable	-	107,417
Current portion of capital lease obligations	75,366	81,950
Accounts payable and accrued expenses	10,265,395	10,962,016
Billings in excess of costs and estimated earnings on uncompleted contracts	2,041,209	1,853,131
Deferred revenue	594,058	503,502
Due joint venture partner	3,540,839	3,288,294
Acquisition-related contingent consideration	858,265	851,516
Total current liabilities	17,431,247	17,711,509

Acquisition-related contingent consideration, net of current portion	732,182	726,677
Borrowings under line of credit	5,626,056	5,626,056
Loans payable, net of current portion	34,795	46,364
Capital lease obligations, net of current portion	53,607	69,961
Deferred tax liabilities	1,907,685	2,018,462
Total liabilities	25,785,572	26,199,029

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,954,766 shares issued and outstanding at July 31, 2010 and April 30, 2010	695	695
Additional paid-in capital	50,373,521	50,346,655
Retained earnings	9,859,639	10,235,590
Accumulated other comprehensive income (loss) on foreign currency translation	198,406	398,116

Total WPCS shareholders' equity	60,432,261	60,981,056

Noncontrolling interest	1,189,178	1,173,000

Total equity	61,621,439	62,154,056

Total liabilities and equity	$87,407,011	$88,353,085

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

(1) Reconciliation of Non-GAAP EBITDA:

	Three Months Ended
	July 31,
	2010	2009

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS, GAAP	$(375,951)	$434,917

Plus:
Net income (loss) attributable to noncontrolling interest	10,293	(110,897)
Income tax (benefit) provision	(238,379)	238,082
Interest expense	54,635	62,360
Interest income	(10,069)	(1,919)
Change in fair value of acquisition-related contingent consideration	63,052	-
Depreciation and amortization	734,615	649,944
EBITDA, Non-GAAP	$238,196	$1,272,487